Directors of the registrant.  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated below.  By so signing, each of the undersigned, in his or her capacity as a director or officer, or both, as the case may be, of the registrant, does hereby appoint Timothy M. Manganello, Robin J. Adams and John J. Gasparovic, and each of them severally, his or her true and lawful attorney to execute in his or her name, place and stead, in his or her capacity as a director or officer, or both, as the case may be, of the registrant, any and all amendments to this Registration Statement (including post-effective amendments thereto) and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission.  Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys and each of them.

Signatures	Title	Date
Directors: /s/ Timothy M. Manganello Timothy M. Manganello	Director, Chairman of the Board and Chief Executive Officer	April 30, 2008
/s/ Robin J. Adams Robin J. Adams	Director, Executive Vice President, Chief Financial Officer and Chief Administrative Officer	April 30, 2008
* Phyllis O. Bonanno	Director	April 30, 2008
* David T. Brown	Director	April 30, 2008
* Jere A. Drummond	Director	April 30, 2008
* Alexis P. Michas	Director	April 30, 2008
* Ernest J. Novak, Jr.	Director	April 30, 2008
* Richard O. Schaum	Director	April 30, 2008
* Thomas T. Stallkamp	Director	April 30, 2008
* Timothy M. Manganello	*as attorney-in-fact for those individuals marked by an asterisk	April 30, 2008